Exhibit 99.1

NEWS RELEASE

Media Contact: Colleen Flanagan Johnson, cefjohnson@magellanhealth.com, (860) 507-1923

Investor Contact: Renie Shapiro Silver, rshapiro@magellanhealth.com, (877) 645-6464

Kay Coles James Joins Magellan Health Board of Directors

Avon, Conn. — July 23, 2014 — Magellan Health, Inc. (NASDAQ: MGLN) today announced that Kay Coles James, president of the Gloucester Institute, a non-profit organization focused on developing future African-American leaders, has been appointed to the Magellan Health board of directors. James was appointed to a term ending at the 2015 annual meeting of shareholders. James will sit on the management compensation committee of the board.

“Kay Coles James’ extensive experience working in senior leadership positions in both federal and state government, as well as her strong non-profit, academic and financial services experience will be an asset to Magellan Health during this time of expansion and growth,” said Barry M. Smith, chairman and chief executive officer of Magellan Health. “Kay is a strategic thinker, whose management and leadership skills are an impressive part of what she’ll bring to Magellan. I look forward to working with her more closely in the weeks and months ahead.”

From June 2001 to January 2005, James served as the director of the U.S. Office of Personnel Management, where she was the principal human resources advisor to President George W. Bush. In that capacity, James oversaw $650 billion in federal retirement, health, life and long term care insurance assets. She has also served as the secretary of Health and Human Resources for the Commonwealth of Virginia, where she was responsible for Medicare and Medicaid programs; senior fellow at The Heritage Foundation; and assistant secretary of the U. S Department of Health and Human Services. She currently serves on the board of trustees of The Heritage Foundation; as a member of the national advisory board of The Salvation Army; on the board of directors of PNC Financial Services Group, Inc.; and on the board of Cancer Treatment Centers of America.

About Magellan Health: Headquartered in Avon, Conn., Magellan Health, Inc. is a healthcare management company that focuses on fast-growing, complex and high-cost areas of healthcare, with an emphasis on special population management. Magellan delivers innovative solutions to improve quality outcomes and optimize the cost of care for those we serve. Magellan’s customers include health plans, managed care organizations, insurance companies, employers, labor unions, various military and government agencies, third party administrators, consultants and brokers. For more information, visit MagellanHealth.com.

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